Bacterin Announces

Full Year 2013 Results

BELGRADE, Mont.--(BUSINESS WIRE)— March 19, 2014 -- Bacterin International Holdings, Inc. (NYSE MKT: BONE), a leader in the development of revolutionary bone graft material and coatings for medical applications, today reported financial results for the fourth quarter and full year ended December 31, 2013. The Company reported annual revenues of approximately $33.1 million and a net loss for the year of approximately $12.7 million, or ($.27) per common share.

Revenue

Fourth quarter 2013 revenue was approximately $8.3 million, an increase of 1.7% compared to approximately $8.1 million for the same period during 2012. Fourth quarter 2013 core recurring biologics revenues, which excludes stocking order transactions, were approximately $8.1 million, an increase of approximately 4.8% compared to the fourth quarter of 2012 and a sequential increase of approximately 5.4% compared to the third quarter of 2013.

“Since joining the Company, one of my top priorities has been to strengthen our sales force.” said Dan Goldberger, President and CEO of Bacterin International. “We have worked diligently to recognize and reward success and learn from failure. We had 65 employees in our sales function in Q4 2012 responsible for about $8 million in sales. Only 25 of those employees are still with the Company, but they were responsible for $8.1 million in sales. In other words, we have dramatically improved the productivity of our sales function by attrition and focus. We have also identified strategies that work and we will continue to build our sales function with that in mind. We remain committed to our hybrid sales structure and many of our successful employees are involved in managing and training our distributor partners.”

Revenues for the full year 2013 were approximately $33.1 million, compared to approximately $33.0 million reported for 2012. Core recurring biologics revenues for the full year 2013 were approximately $30.9 million, an increase of 2.5% over the prior year figure of approximately $30.1 million.

Gross Profit

Gross profit for the fourth quarter 2013 was $4.1 million or 49.5% of revenues, compared to $4.6 million or 56.3% of revenues for the fourth quarter 2012. The fourth quarter 2013 figure includes a one-time charge of approximately $1.1 million related to an increase in the Company’s inventory reserve on slow moving inventory that was manufactured in 2008 and 2009 and approaching the end of its shelf life. Although the Company implemented several partially successful marketing initiatives to sell these products over the last twelve months, we decided to provide a reserve against these products at the end of the year due to the short remaining shelf life. Excluding the one time charge, gross margin in the fourth quarter of 2013 was approximately 62.8%.

For the year, gross profit was approximately $18.9 million, compared to $22.6 million in 2012. Gross margin for the year was 57.1%, which compares to a gross margin of 68.7% reported for 2012. Excluding the one time charge noted above, gross margin for 2013 was approximately 60.4%. The lower gross margin was primarily due to lower average selling prices resulting from changes in product mix and payor mix and the expensing of certain discarded products associated with an improved manufacturing process for the Company’s hMatrix product line.

Sales and Marketing Expenses

The fourth quarter 2013 saw sales and marketing expenses decrease to $4.0 million, as compared to $4.3 million during the same period in 2012. For the quarter, sales and marketing as a percentage of revenues decreased to 48.0%, compared to 52.7% in 2012. Sales and marketing expenses for the year increased to $16.0 million, as compared to $15.6 million for 2012. As a percentage of revenues, selling and marketing expenses increased slightly to 48.4%, which compares to 47.4% reported for the full year 2012. The Company is in the process of reorganizing the sales function with the goal of increasing efficiency and productivity.

General and Administrative Expenses

In the fourth quarter, general and administrative expenses decreased to $2.9 million as compared to $3.8 million reported for the same period last year. As a percentage of revenues, general and administrative expenses were 35.1% during the period as compared to 46.6 % for the same period 2012. In 2013, general and administrative expenses decreased to $10.8 million for the year as compared to $11.1 million reported for the same period last year. As a percentage of revenues, general and administrative expenses were 32.6% as compared to 33.8% for 2012.

Loss from Operations

The fourth quarter 2013 loss from operations was approximately $3.6 million compared to approximately $3.5 million in the fourth quarter of 2012. In the fourth quarter of 2013, the company performed an impairment analysis of the goodwill related to an acquisition completed in 2011 and determined that the entire goodwill amount of approximately $729,000 should be written off. Excluding the goodwill impairment charge and the one time increase in inventory reserve recorded in the fourth quarter of 2013, the Company’s loss from operations for the fourth quarter of 2013 was approximately $1.7 million.

In 2013, the Company reported a loss from operations of approximately $9.0 million compared to $4.9 million for the prior year. In 2013, the Company reported a net loss of approximately $12.7 million, or $(0.27) per common share, compared to $7.7 million, or $(0.18) per common share, for the prior period.

EBITDA

The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income/loss from operations before depreciation, amortization and non-cash stock-based compensation. EBITDA for the fourth quarter was a loss of $2.3 million compared to a loss of $2.9 million for the same period 2012. Excluding the one time increase in the inventory reserve of $1.1 million, fourth quarter 2013 EBITDA was a loss of $1.2 million.

Financial Liquidity

Cash, cash equivalents and net accounts receivable were $7.8 million on December 31, 2013. In addition, as announced last week, the Company borrowed an additional $4.0 million from Orbimed under the existing terms of the Company’s credit facility.

Dan Goldberger continued, “While I am pleased with the results of the improvements we have implemented across the organization, there is still work to be done. The transition of Bacterin into a growth-oriented company is underway. I remain confident that the steps we are taking to enhance productivity will yield improving results in 2014 and beyond.”

Conference Call Details

The company will hold a conference call hosted by Dan Goldberger, Chief Executive Officer, and John Gandolfo, Chief Financial Officer, to discuss financial results at 10:00 a.m. ET, on Thursday, March 20, 2014. Please refer to the information below for conference call dial-in information and webcast registration.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact the Cockrell Group at 1-877-889-1972.

Conference Dial-in:	877-269-7756
International Dial-in:	201-689-7817
Conference Name:	Bacterin’s Fourth Quarter and Full Year 2013 Results Call
Webcast Registration:	Click Here

Following the live call, a replay will be available on the Company's website, www.bacterin.com, under “Investor Info".

About the Presentation of EBITDA

EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The company defines EBITDA as net income/(loss) from operations before depreciation, amortization and non-cash stock-based compensation. Other companies (including competitors) may define EBITDA differently. The company presents EBITDA because management believes it to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Bacterin nor is it intended to be predictive of potential future results. Investors should not consider EBITDA in isolation or as a substitute for analysis of the company's results as reported under GAAP.

About Bacterin International Holdings

Bacterin International Holdings, Inc. (NYSE MKT: BONE) develops, manufactures and markets biologics products to domestic and international markets. Bacterin's proprietary methods optimize the growth factors in human allografts to promote bone growth, subchondral repair and dermal growth. These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain, promotion of bone growth in foot and ankle surgery, promotion of cranial healing following neurosurgery and subchondral repair in knee and other joint surgeries.

Bacterin's Medical Device division develops and licenses coatings for various medical device applications. For further information, please visit www.bacterin.com.

Important Cautions Regarding Forward-looking Statements

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to meet its existing and anticipated contractual obligations, including financial covenant and other obligations contained in the Company’s secured lending facility; the Company’s ability to manage cash flow and achieve profitability; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability of the Company's sales force to achieve expected results; the ability of the Company's customers to pay and the timeliness of such payments; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the Company’s ability to remain listed on the NYSE MKT exchange; the Company’s ability to successfully conclude government investigations; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. Additional risk factors are listed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors." The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Investor Contact:

COCKRELL GROUP

Rich Cockrell

877-889-1972

investorrelations@thecockrellgroup.com

cockrellgroup.com

BACTERIN INTERNATIONAL HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	December 31,
	2013	2012

ASSETS
Current Assets:
Cash and cash equivalents	$3,046,340	$4,926,066
Trade accounts receivable, net of allowance for doubtful accounts of $1,309,859 and $1,576,955, respectively	4,793,834	7,154,065
Inventories, net	10,753,600	13,141,421
Prepaid and other current assets	574,910	353,271
Total current assets	19,168,684	25,574,823

Non-current inventories	2,119,952	1,238,225
Property and equipment, net	5,180,556	5,234,867
Intangible assets, net	586,965	592,378
Goodwill	-	728,618
Other assets	1,821,471	1,126,643

Total Assets	$28,877,628	$34,495,554

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,767,639	$3,997,789
Accounts payable - related party	647,844	418,922
Accrued liabilities	3,585,037	2,400,090
Warrant derivative liability	1,594,628	984,356
Current portion of capital lease obligations	171,926	149,729
Current portion of royalty liability	836,750	698,408
Current portion of long-term debt	47,727	45,135
Total current liabilities	9,651,551	8,694,429
Long-term Liabilities:
Capital lease obligation, less current portion	73,777	245,703
Long term royalty liability, less current portion	6,609,232	6,839,935
Long-term debt, less current portion	16,385,245	14,483,102
Total Liabilities	32,719,805	30,263,169

Commitments and Contingencies
Stockholders' Equity
Preferred stock, $.000001 par value; 5,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.000001 par value; 95,000,000 shares authorized; 53,432,820 shares issued and outstanding as of December 31, 2013 and 42,877,770 shares issued and outstanding as of December 31, 2012	53	43
Additional paid-in capital	56,516,443	51,897,890
Accumulated deficit	(60,358,673)	(47,665,548)
Total Stockholders’ Equity	(3,842,177)	4,232,385

Total Liabilities & Stockholders’ Equity	$28,877,628	$34,495,554

BACTERIN INTERNATIONAL HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended December 31,		Quarter ended December 31,
	2013	2012	2013	2012
Revenue
Tissue sales	$32,563,933	$32,414,026	$8,133,775	$7,986,173
Royalties and other	509,481	565,873	124,001	135,688
Total Revenue	33,073,414	32,979,899	8,257,776	8,121,861

Cost of tissue and medical devices sales	14,185,719	10,337,303	4,174,032	3,548,697

Gross Profit	18,887,695	22,642,596	4,083,744	4,573,164
	57.1%	68.7%	49.5%	56.3%
Operating Expenses
General and administrative	10,777,020	11,135,058	2,899,323	3,785,206
Sales and marketing	16,017,229	15,617,416	3,959,840	4,283,470
Depreciation and amortization	377,524	406,888	72,753	104,496
Impairment of goodwill	728,618		728,618	-
Non-cash consulting expense	(5,117)	427,787	(17,041)	(63,264)
Total Operating Expenses	27,895,274	27,587,149	7,643,493	8,109,908

Loss from Operations	(9,007,579)	(4,944,553)	(3,559,749)	(3,536,744)

Other Income (Expense)
Interest expense	(4,653,232)	(1,864,901)	(1,217,226)	(587,955)
Change in warrant derivative liability	875,041	1,360,160	628,704	(32,995)
Write-off of debt related costs		(705,885)
Other income (expense)	92,645	(1,558,643)	(15,971)	(14,608)

Total Other Income (Expense)	(3,685,546)	(2,769,269)	(604,493)	(1,341,443)

Net Loss Before (Provision) Benefit for Income Taxes	(12,693,125)	(7,713,822)	(4,164,242)	(4,878,187)

(Provision) Benefit for Income Taxes
Current	-	-	-	-
Deferred	-	-	-	-

Net Loss	$(12,693,125)	$(7,713,822)	$(4,164,242)	$(4,878,187)

Net loss per share:
Basic	$(0.27)	$(0.18)	$(0.08)	$(0.11)
Dilutive	$(0.27)	$(0.18)	$(0.08)	$(0.11)

Shares used in the computation:
Basic	47,530,072	42,445,386	50,163,807	42,872,635
Dilutive	47,530,072	42,445,386	50,163,807	42,872,635

BACTERIN INTERNATIONAL HOLDINGS, INC.

Reconciliation of EBITDA

For the Years Ended December 31, 2013 and 2012

	Twelve Months Ended
	December 31,
	2013	2012

Net Loss from ops	$(9,007,579)	$(4,944,553)
Depreciation	377,524	406,888
Allocated depreciation	376,000	376,000
Impairment of goodwill	728,618	-
Stock option comp	981,022	1,126,870
Non-cash stock comp	(5,117)	427,787
EBITDA	$(6,549,532)	$(2,607,008)

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